                                                                    Exhibit 99.a



    RONSON CORPORATION REPORTS HIGHER SALES AND NET EARNINGS AND SIGNIFICANT
         INCREASES IN EARNINGS FROM CONTINUING OPERATIONS IN THE SECOND
                           QUARTER AND FIRST HALF 2003

     Somerset, N.J., July 14, 2003 - Ronson Corporation (NASDAQ SmallCap RONC; OTC Bulletin Board RONCP) today reported:

Sales
-----

     The Company's Net Sales increased by 35% to $7,514,000 in the second quarter of 2003 from $5,551,000 in the second quarter of 2002 and increased by 18% to $13,352,000 in the first half of 2003 from $11,312,000 in the first half of 2002.

Earnings From Continuing Operations
-----------------------------------

     The Company's Earnings from Continuing Operations in the second quarter of 2003 were $297,000 compared to $2,000 in the second quarter of 2002. The Company's Earnings from Continuing Operations in the first half of 2003 increased to $225,000 from $15,000 in the first half of 2002. The Company's Earnings from Continuing Operations before Income Taxes improved to $480,000 in the second quarter of 2003 from a loss of $11,000 in the second quarter of 2002 and improved to $346,000 in the first half of 2003 from $28,000 in the first half of 2002.

     The Earnings from Continuing Operations and Net Earnings for the second quarter and first half 2003 include non-recurring expenses of $210,000 and $230,000 (before income taxes), respectively, associated with litigation related to a shareholder derivative action.

Net Earnings
------------

     The Company's Net Earnings in the second quarter of 2003 improved to $297,000 from $2,000 in the second quarter of 2002. The Company's Net Earnings in the first half of 2003 were $225,000 as compared to $185,000 in the first half of 2002. The Net Earnings in the first half of 2002 included Earnings from Discontinued Operations of $170,000 due to income from an environmental insurance settlement.

     Ronson Corporation's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed based operator at Trenton-Mercer Airport, Trenton, N.J., providing sales/services of aircraft, charter, fueling, hangar facilities, avionics and other services.

                                     -MORE-


                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE QUARTER ENDED JUNE 30:
------------------------------
                                                             2003               2002
                                                             ----               ----

Net Sales                                               $  7,514,000        $  5,551,000
Earnings (Loss) from Continuing Operations
  Before Non-recurring Expenses and Income
  Taxes                                                      690,000             (11,000)
Non-recurring Expenses                                       210,000 (1)              --
Earnings (Loss) from Continuing Operations
  Before Income Taxes                                        480,000             (11,000)
Income Tax Expense (Benefit)                                 183,000             (13,000)
Earnings from Continuing Operations                          297,000               2,000
Earnings from Discontinued Operations                             --                  --
Net Earnings                                                 297,000               2,000

Earnings per Common Share (3,4):

Basic and Diluted:
  Earnings from Continuing Operations                   $        .08        $        .00
  Earnings from Discontinued Operations                           --                  --
  Net Earnings                                                   .08                 .00

Average Common Shares Outstanding (4):
  Basic                                                    3,841,000           3,809,000
  Diluted                                                  3,879,000           3,809,000

FOR THE SIX MONTHS ENDED JUNE 30:
---------------------------------
                                                             2003                 2002
                                                             ----                 ----

Net Sales                                               $ 13,352,000        $ 11,312,000
Earnings from Continuing Operations
  Before Non-recurring Expenses and
  Income Taxes                                               576,000              28,000
Non-recurring Expenses                                       230,000 (1)              --
Earnings from Continuing Operations
  Before Income  Taxes                                       346,000              28,000
Income Tax Expenses                                          121,000              13,000
Earnings from Continuing Operations                          225,000              15,000
Earnings from Discontinued Operations                             --             170,000 (2)
Net Earnings                                                 225,000             185,000 (2)

Earnings per Common Share (3,4):

Basic and Diluted:
  Earnings from Continuing Operations                   $        .06          $      .00
  Earnings from Discontinued Operations                           --                 .05
  Net Earnings                                                   .06                 .05

Average Common Shares Outstanding (3):
  Basic                                                    3,841,000           3,809,000
  Diluted                                                  3,841,000           3,809,000


                                                                -MORE-

FOOTNOTES:
----------

(1) The second quarter and first half of 2003 included non-recurring expenses of $210,000 and $230,000, respectively, which were the legal fees incurred as a result of the derivative action filed by a stockholder.

(2) In March 2002 the Company reached settlement with the last insurance carrier in the Company's 1999 lawsuit to recover incurred and anticipated environmental cleanup costs, primarily relating to the Company's discontinued Prometcor operations. The Company had settled with the other insurance carriers in 2000 and 2001. This last settlement amounted to $600,000, bringing total recoveries to over $1.8 million. As a result of this final settlement, the Company had Earnings from Discontinued Operations of $285,000 after related expenses and before income taxes ($170,000 after taxes) in the first quarter of 2002.

(3) Basic Net Earnings per Common Share provides for quarterly cumulative preferred dividends with no conversion of preferred shares to common shares. Provisions were made for cumulative preferred dividends of approximately $2,000 in each of the second quarters of 2003 and 2002 and $4,000 in each of the first halves of 2003 and 2002.

     Diluted Net Earnings per Common Share assumes no provision for the quarterly cumulative preferred dividends with full conversion of all preferred shares to common shares and includes the dilutive effect of outstanding stock options. The assumed conversion of preferred shares to common shares and the stock options were anti-dilutive for the six months ended June 30, 2003, and for the quarter and six months ended June 30, 2002, and, therefore, were excluded from the computation of Diluted Net Earnings per Common Share for those periods.

(4) On March 18, 2003, the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. Information regarding the number of shares and per share amounts has been retroactively adjusted to reflect the stock dividend.


COMPANY CONTACT
DARYL K. HOLCOMB
(732) 469-8300